Exhibit 99.1

Harvard Bioscience, Inc. (ticker: HBIO, exchange: NASDAQ) News Release - Sep-19-2003

Harvard Bioscience Acquires BioRobotics

HOLLISTON, Mass., Sep 19, 2003 (BUSINESS WIRE) — Harvard Bioscience, Inc., (Nasdaq: HBIO) today announced the acquisition, via its wholly owned Genomic Solutions subsidiary, of substantially all the assets of BioRobotics, Ltd., a subsidiary of Apogent Technologies, Inc. The purchase price for the BioRobotics assets of approximately $3.2 million is payable partly in cash and partly in the assumption of certain limited liabilities. BioRobotics designs, develops, manufactures and distributes life science instrumentation for DNA microarray manufacturing and colony picking — both essential tools for genomics research.

Jeff Williams, President of Genomic Solutions, commented, “With the acquisition of BioRobotics we continue to build on our strong position as a leader in DNA microarray systems and instrumentation. Based outside Cambridge, England, BioRobotics is especially strong in Europe, and thereby complements our GeneMachines genomic product franchise that is strongest in the United States. The GeneMachines and BioRobotics product lines are also complementary, with GeneMachines’ strength in high-capacity arrayers and BioRobotics’ strength in bench top instruments. As part of the transaction, it is expected that the BioRobotics United Kingdom based support and sales staff will join our sales and marketing team in the United Kingdom, and we will use our U.S. direct sales force and global distribution infrastructure to promote sales of BioRobotics products. Product development and manufacturing will be consolidated into Genomic Solutions, Ltd., our facility in Huntingdon, England.”

David Green, President of Harvard Bioscience added, “BioRobotics is another good example of the acquisition part of our growth strategy. We seek to acquire franchises with good acceptance in the scientific community that we can then grow by adding products to our existing distribution channel. BioRobotics’ technology has established a good reputation, especially in Europe.”

He continued, “In addition to expanding our product line by acquisition we seek to grow revenues through inventing new products and partnering with other life science companies for expanded distribution. This three-part growth strategy is what has driven our compounded annual growth rate of revenues at approximately 40% and our compounded annual growth rate of pro forma earnings per share at approximately 24% over the last 6 years.”

BioRobotics is expected to achieve revenues of approximately $3 million and to be accretive to pro forma earnings per share in 2004. Due to the timing of this acquisition, the impact on pro-forma earnings per share in the third and fourth quarters of 2003 is expected to be minimal. A comparable GAAP earnings per share estimate is not accessible as the purchase price allocation of this acquisition has not been completed. Therefore we are not able to predict the impact of the associated acquisition related expenses on 2003 or 2004 estimated GAAP earnings per share.

Harvard Bioscience President, David Green, may discuss the BioRobotics acquisition and answer questions regaring this acquisition during his previously announced presentation and answer and question session on 10am eastern time Tuesday September 23rd at the UBS Global Life Sciences Conference. Details of this conference can be found on our website under the Investor Relations section and Press Release icons.

Financial information, including a reconciliation of our pro forma results to GAAP results can be found on our website at www.harvardbioscience.com in the Investor Relations’ section.

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of specialized products, primarily scientific instruments, used to accelerate drug discovery research at pharmaceutical and biotechnology companies, universities and government laboratories worldwide. HBIO sells its products to thousands of researchers in over 100 countries through its direct sales force, its 1,000 page catalog (and various other specialty catalogs), and through its distributors, including Amersham Biosciences, PerkinElmer and Bruker Biosciences. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Austria and Belgium with sales facilities in Japan, France and Canada. For more information please visit www.harvardbioscience.com.

The statements made in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements or inferences about the Company’s goals and strategies, industry and business trends, management’s confidence or expectations, the effect of key technologies on the drug discovery process, the impact of the BioRobotics acquisition on future revenues, earnings and operating margins, the ability to integrate and leverage the BioRobotics business, product lines, technology, distribution channels and sales and service functions, the impact of recent or pending acquisitions, and the Company’s plans, objectives and intentions that are not historical facts. Factors that may cause the Company’s actual results, performance or achievements to differ materially from those in the forward-looking statements include, but are not limited to, the Company’s failure to successfully integrate the BioRobotics business or realize anticipated synergies, to successfully integrate an acquired business or technology, to expand its product offering, to introduce new products or to commercialize new technologies, to implement its growth strategy, decreased demand for the Company’s products due to changes in customers’ needs, financial position, general economic outlook, unanticipated costs relating to acquisitions, or otherwise, uncertainties regarding the impact of acquisitions, product developments and other business strategies on the Company’s financial condition, results of operations or stock price, as well as those factors set forth under the heading “Important Factors That May Affect Future Operating Results” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as well as other risks described in the Company’s public filings or factors, if any, of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information.

SOURCE: Harvard Bioscience, Inc.

Harvard Bioscience, Inc.

David Green, 508-893-8999

dgreen@harvardbioscience.com